                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              CN BIOSCIENCES, INC.
                                       AT
                              $25.00 NET PER SHARE
                                       BY
                             EM ACQUISITION CORP.,
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                          EM INDUSTRIES, INCORPORATED,
                             AN INDIRECT SUBSIDIARY
                                       OF
                         MERCK KGAA, DARMSTADT, GERMANY

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, DECEMBER 23, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 18, 1998, BY AND AMONG CN BIOSCIENCES, INC. (THE "COMPANY"), EM INDUSTRIES, INCORPORATED ("PARENT") AND EM ACQUISITION CORP. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, OR ANY SIMILAR APPLICABLE FOREIGN LAW. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 14.

                            ------------------------

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions contained in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Dealer Manager or the Information Agent, or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.

NOVEMBER 25, 1998

                               TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
INTRODUCTION .........................................................................................     1
        1.     Terms of the Offer.....................................................................     3
        2.     Acceptance for Payment and Payment for Shares..........................................     4
        3.     Procedures for Tendering Shares........................................................     6
        4.     Withdrawal Rights......................................................................     8
        5.     Certain Federal Income Tax Consequences................................................     9
        6.     Price Range of Shares; Dividends on Shares.............................................    10
        7.     Effect of the Offer on the Market for Shares, Nasdaq Listing and Exchange Act
               Registration...........................................................................    10
        8.     Certain Information Concerning the Company.............................................    11
        9.     Certain Information Concerning Purchaser, Parent, Merck KGaA and Certain Related
               Parties................................................................................    13
       10.     Source and Amount of Funds.............................................................    16
       11.     Contacts with the Company; Background of the Offer.....................................    16
       12.     Purpose of the Offer; the Merger Agreement and the Stockholder Agreement...............    17
       13.     Dividends and Distributions............................................................    31
       14.     Certain Conditions of the Offer........................................................    31
       15.     Certain Legal Matters and Regulatory Approvals.........................................    32
       16.     Fees and Expenses......................................................................    35
       17.     Miscellaneous..........................................................................    35

SCHEDULE I     Directors and Executive Officers of Purchaser, Parent and Merck KGaA and General
               Partners and Members of the Executive Board and Partners Council of E. Merck...........    36

     To the Holders of Common Stock of CN Biosciences, Inc.:

                                  INTRODUCTION

     EM Acquisition Corp., a Delaware corporation ("Purchaser") and wholly owned subsidiary of EM Industries, Incorporated, a New York corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of CN Biosciences, Inc., a Delaware corporation (the "Company"), at $25.00 per Share, net to the seller in cash without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Parent is an indirect subsidiary of Merck KGaA, Darmstadt, Germany, a corporation organized under the laws of Germany ("Merck KGaA").

     Tendering stockholders of record who tender directly will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Bear, Stearns & Co. Inc., which is acting as dealer manager for the Offer (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the depositary (in such capacity, the "Depositary"), and D.F. King & Co., Inc., which is acting as the information agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 18, 1998 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below) and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share not tendered in the Offer (other than Shares held by Parent or any direct or indirect wholly owned subsidiary of Parent, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise their dissenters' rights under the DGCL), will be converted into the right to receive the Per Share Amount (the "Merger Consideration"), without interest thereon. The Merger Agreement is more fully described in Section 12.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND SIMILAR APPLICABLE FOREIGN LAWS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 14.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     VECTOR SECURITIES INTERNATIONAL, INC., THE COMPANY'S FINANCIAL ADVISOR ("VECTOR"), HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF NOVEMBER 18, 1998, THE DATE OF SUCH OPINION, AND BASED UPON THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF REVIEW SET FORTH THEREIN, THE CASH CONSIDERATION TO BE OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER AND THE MERGER WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND WHICH IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS SIMULTANEOUSLY WITH THIS OFFER TO PURCHASE.

     In connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Stockholder Agreement, dated as of November 18, 1998 (the "Stockholder Agreement"), with Warburg, Pincus Investors, L.P. ("WP Investors"), which beneficially owns approximately 39.3% of the outstanding Shares. Pursuant to the Stockholder Agreement, WP Investors has, among other things, agreed (i) to vote the Shares beneficially owned by it in favor of the Merger and the Merger Agreement and against any Takeover Proposal (as defined in Section 12) and (ii) to tender its Shares pursuant to the Offer. In addition, pursuant to the Stockholder Agreement, WP Investors has granted to Parent or Purchaser, as Parent may designate, an option (the "Option") to purchase the Shares beneficially owned by WP Investors under certain circumstances. See
Section 12.

     The Merger Agreement provides that promptly upon the purchase by Purchaser of any Shares pursuant to the Offer (assuming the Minimum Condition has been satisfied), Parent will be entitled to designate such number of members, rounded up to the next whole number, of the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") representation on the Company Board equal to at least that number of directors which is the product of (i) the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to such entitlement of Parent) multiplied by (ii) the percentage that (a) the aggregate number of such Shares beneficially owned by Parent or any affiliate of Parent (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to (b) the number of Shares outstanding. Notwithstanding the foregoing, Parent and Purchaser have agreed that, until the Effective Time, the Company Board will have at least one member who was a director on the date of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"), provided that, if no Independent Directors remain, the Merger Agreement requires the other members of the Company Board to designate one person to fill one of the vacancies who shall be neither an officer of the Company nor a designee, shareholder, affiliate or associate of Parent, and such person will be deemed to be an Independent Director for purposes of the Merger Agreement. The Company has agreed to increase the size of the Company Board as is necessary to enable Purchaser's designees to be elected or appointed to the Company Board. Purchaser is similarly entitled to proportionate representation on the Boards of Directors of the Company's subsidiaries and on committees of such Boards of Directors and of the Company Board. The information required by Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder relating to Parent's designees to the Company Board is included as Schedule II to the Schedule 14D-9.

     The Merger is subject to a number of conditions, including approval by the stockholders of the Company if required by the DGCL. Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without any prior notice to, or the vote or consent of, any other stockholder of the Company. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, a vote of the stockholders of the Company will be required to adopt the Merger Agreement under the DGCL and a significantly longer period of time may be required to effect the Merger. If, however, the Minimum Condition has been satisfied in connection with the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote or consent of any other stockholder of the Company. See Section 12.

     According to the Company, as of the close of business on November 17, 1998, 5,721,790 Shares were issued and outstanding. For purposes of the Offer, in determining the number of Shares outstanding calculated on a "fully diluted basis," there will be included the number of outstanding securities of the Company entitled to vote in the election of directors or in a merger ("Voting Securities") together with Voting Securities issuable pursuant to obligations outstanding at that date under the Company's employee stock option or other benefit plans or otherwise. Based upon the foregoing, the Minimum Condition would be satisfied if at least 3,164,614 Shares were validly tendered in the Offer and not properly withdrawn.

     As of the date of this Offer to Purchase, neither Parent nor Purchaser beneficially owns any Shares. Pursuant to the Stockholder Agreement, Parent or Purchaser, as Parent may designate, has the Option, exercisable upon the occurrence of certain future events, to acquire the 2,248,485 Shares (approximately 39.3% of the outstanding Shares) beneficially owned by WP Investors. See Section 12.

     The Merger Agreement and the Stockholder Agreement are more fully discussed in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn as described in Section 4. The term "Expiration Date" means
12:00 Midnight, New York City time, on Wednesday, December 23, 1998, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred, to
(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PER SHARE AMOUNT, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and certain other conditions (the "Offer Conditions"). See
Section 14, which sets forth in full the Offer Conditions. Subject to the provisions of the Merger Agreement, including those provisions described in the next paragraph, and the applicable rules and regulations of the Commission, if, by the Expiration Date, any or all of the Offer Conditions have not been satisfied, Purchaser reserves the right (but shall not be obligated) to
(i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the rights of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

     The Merger Agreement provides that Parent and Purchaser will not terminate or withdraw the Offer or extend the Expiration Date, unless at the Expiration Date, the Offer Conditions shall not have been satisfied or earlier waived. Notwithstanding the foregoing, Purchaser may (i) extend the Expiration Date (including as it may be extended) for up to ten business days in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission and (ii) extend the initial Expiration Date (including as it may be extended) for up to ten business days, notwithstanding that on such Expiration Date the Offer Conditions shall have been satisfied or waived, if the number of Shares that have been validly tendered and not properly withdrawn represents more than 50% but less than 90% of the then issued and outstanding Shares. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, Parent shall not permit Purchaser to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer,
(iii) amend or waive satisfaction of the Minimum Condition, or (iv) impose additional conditions to the Offer or amend any other terms of the Offer in any manner adverse to the stockholders of the Company, provided, however, that the Merger Agreement does not prohibit any waiver of any condition or term of the Offer (other than the Minimum Condition) or any other action permitted thereby. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     There can be no assurance that Purchaser will exercise its right to extend the Offer (other than as may be required by applicable law). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten business days is generally required to allow for adequate dissemination to stockholders.

     The Company has provided Purchaser with a list of its stockholders and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of Purchaser and such determination will be final and binding on all tendering stockholders. In addition, subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares until any applicable waiting period under the HSR Act and any similar applicable foreign law shall have expired or been terminated prior to the Expiration Date. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     On November 20, 1998, Parent filed a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on December 5, 1998, the 15th day after the date such form was filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request.

     Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of Shares by Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month from the time of filing of such information with the FCO to advise the parties of its intention to investigate the Offer and the Merger, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. Merck KGaA intends to file promptly the required notification with the FCO and request early termination of the one-month waiting period. While Merck KGaA and Parent do not believe that there is any basis for the FCO to investigate the Offer and the Merger and Merck KGaA and Parent believe that early termination of the waiting period will be granted, there can be no assurance that the FCO will not investigate or oppose the transactions or that early termination of the waiting period will be granted. In addition, Parent may make additional filings or reports under the antitrust laws of other nations. See Section 15 for additional information concerning such laws and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3; (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as of the Expiration Date, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PER SHARE AMOUNT, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares validly tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share certificates are submitted for more Shares than are tendered, Share certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to the appropriate stockholder's account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The method of delivery of Share certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates are not immediately available, or such stockholder cannot deliver the Share certificates and all other required documents in time to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer to Purchase, is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market (as defined below) trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share certificates are received by the Depositary or when Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility is received. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PER SHARE AMOUNT, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 18, 1998). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities, including rights in respect of voting at any meeting of stockholders and acting by written consent.

     Determination of Validity. All questions as to the form and validity (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Federal Income Tax Withholding and Substitute Form W-9. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 23, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law. See Section 1.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered stockholder, if different from that of the person who tendered such Shares. If Share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or exchanged pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or exchanged pursuant to the Merger).

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. For noncorporate stockholders, including individuals, estates and trusts, net capital gain (the excess of net long-term capital gain over net short-term capital loss) currently is taxed at a maximum Federal income tax rate of 20%. (Tendering stockholders subject to the "alternative minimum tax" may be subject to higher effective tax rates on their long-term capital gains.) Short-term capital gain is taxed at the same rate as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years. For corporate stockholders, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry back capital losses up to three years and carry forward such losses up to five years.

     A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides the Depositary (as payer) with such stockholder's correct TIN on Substitute Form W-9, included as part of the Letter of Transmittal. If the tendering stockholder is an individual, the TIN is his or her social security number. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such stockholder must submit to the Depositary a properly completed IRS Form W-8, signed under penalty of perjury, attesting to that individual's exempt status. Exempt stockholders, other than foreign individuals, should file a Substitute Form W-9 certifying the stockholder's exempt status in order to avoid backup withholding. A stockholder that does not furnish its correct TIN to the Depositary, or otherwise establish a basis for exemption from backup withholding, may be subject to a $50 penalty imposed by the IRS. If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF SHARES; DIVIDENDS ON SHARES

     Since October 2, 1996, the Shares have been traded on the Nasdaq Stock Market's National Market System (the "Nasdaq National Market") (Symbol: CNBI). The following table sets forth the high and low closing sales prices per Share for the quarters indicated on the Nasdaq National Market as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 with respect to periods occurring in 1996 and 1997 and as reported by the Dow Jones News Service thereafter.

                                                                                                   SALES PRICE
                                                                                                -----------------
                                                                                                 HIGH       LOW
                                                                                                -------    ------
Year Ended December 31, 1996:
  Fourth Quarter (October 2 through December 31)(1)..........................................   $18.50     $12.75

Year Ended December 31, 1997:
  First Quarter..............................................................................   $18.50     $13.75
  Second Quarter.............................................................................    19.00      13.50
  Third Quarter..............................................................................    24.50      18.00
  Fourth Quarter.............................................................................    26.00      22.25

Year Ended December 31, 1998:
  First Quarter..............................................................................   $28.38     $24.00
  Second Quarter.............................................................................    29.13      20.00
  Third Quarter..............................................................................    32.00      18.75
  Fourth Quarter (through November 18, 1998).................................................    28.00      19.25

------------------
(1) On October 2, 1996, the Company completed an initial public offering of its Shares.

     On November 18, 1998, the last full trading day prior to the public announcement of the Merger Agreement and Purchaser's intention to commence the Offer, the closing sales price per Share reported on the Nasdaq National Market was $23.13. On November 24, 1998, the last full trading day before commencement of the Offer, the closing sales price per Share reported on the Nasdaq National Market was $24.56. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     No dividends have been paid by the Company on its Shares for the periods reported. Pursuant to the Merger Agreement, the Company has agreed, from the date of the Merger Agreement until the Effective Time, not to declare, pay or set aside any dividend or other distribution, without the prior written consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION

     Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers Inc. ("NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 holders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the number of holders of Shares were to fall below 300, the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for Shares, in which case the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of Shares are not considered as being publicly held for this purpose. The Company has informed Purchaser that, as of November 17, 1998, there were approximately 22 holders of record and that, as of the close of business on such date, 5,721,790 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for Shares and the availability of such quotations would depend upon such factors as the number of stockholders and the aggregate market value of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in Shares becoming eligible for deregistration under the Exchange Act. Registration of Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their securities pursuant to Rule 144 under the Securities Act of 1933.

     Parent intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as practicable following completion of the Offer, as the requirements for such termination will be met. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Stock. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The information concerning the Company contained in this Section 8 and elsewhere in this Offer to Purchase, including financial information, has been taken or derived from information furnished to Purchaser, Parent and Merck KGaA by the Company or on file with the Commission and other public sources, including, among other things, the Company's Annual Reports on Form 10-K for the years ended December 31, 1997 and December 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and September 30, 1997. Although none of Purchaser, Parent and Merck KGaA have any knowledge that would indicate that any statements contained herein are untrue in any material respect, neither Purchaser, Parent nor Merck KGaA assumes any responsibility for the accuracy or completeness of the information contained herein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent and Merck KGaA.

     General. The Company is a Delaware corporation with its principal offices located at 10394 Pacific Center Court, San Diego, CA 92121. The telephone number of the Company at such offices is (619) 450-5500. According to the Company's Annual Report for the fiscal year ended December 31, 1997, the Company is engaged in the development, production, marketing and distribution of a broad array of products used worldwide in disease-related life sciences research at pharmaceutical and biotechnology companies, academic institutions and government laboratories.

     Summary Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company taken or derived from the Company's Annual Reports on Form 10-K for the years ended December 31, 1997 and December 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and September 30, 1997, each as filed by the Company with the Commission. The summary financial information set forth below is qualified in its entirety by reference to such reports and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                              CN BIOSCIENCES, INC.
                  SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,             FISCAL YEAR ENDED
                                                                 (UNAUDITED)                DECEMBER 31,
                                                              ------------------    -----------------------------
                                                               1998       1997       1997       1996       1995
                                                              -------    -------    -------    -------    -------
INCOME STATEMENT DATA
  Sales....................................................   $38,180    $29,421    $39,445    $33,725    $26,966
  Income (loss) from operations............................     5,891      3,878     (1,676)     3,493      1,835
  Net income (loss)........................................     3,810      2,836     (2,980)     2,001      1,017

BALANCE SHEET DATA
  Working capital..........................................   $31,873    $35,879    $26,975    $30,231    $15,424
  Total assets.............................................    55,116     51,778     60,411     46,262     31,197
  Total assets less excess cost of assets acquired over
     book value............................................    45,654     47,226     50,081     41,426     25,130
  Long-term debt and other obligations net of current
     portion...............................................     3,376      1,021      3,565      1,233      8,601
  Redeemable preferred stock...............................        --         --         --         --     18,343
  Stockholders' equity (deficit)...........................    44,716     44,710     39,106     38,900       (544)

PER SHARE DATA
  Net income (loss) per share..............................   $  0.67    $  0.53    $ (0.55)   $  0.54    $  0.31
  Net income (loss) per share on fully diluted basis.......      0.65       0.50      (0.55)      0.50       0.30

     Other Financial Information. During the course of the discussions between Merck KGaA, Parent and the Company that led to the execution of the Merger Agreement, the Company provided Merck KGaA and Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which included sales and net income of $51.5 million and $5.2 million, respectively, for fiscal 1998 and $60.6 million and $7.0 million, respectively, for fiscal 1999. The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Merck KGaA and Parent. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and actual results may be materially higher or lower than those described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, Merck

KGaA, the Company or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied upon as such. None of Parent, Purchaser, Merck KGaA or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections and the Company has made no representations to Parent, Purchaser or Merck KGaA regarding the financial information described above. None of the Company, Parent, Purchaser, Merck KGaA or any other party intends publicly to update or otherwise publicly revise the projections even if experience or future changes make it clear that the projections will not be realized.

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the stockholders of the Company and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT, MERCK KGAA AND CERTAIN RELATED PARTIES

     General. Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer. The address of Purchaser's principal offices and the telephone number for Purchaser at such offices are the same as those of Parent set forth below.

     Parent, a New York corporation, has its principal offices at 7 Skyline Drive, Hawthorne, NY 10532. The telephone number for Parent at such offices is
(914) 592-4660. Parent is engaged in the manufacture, importation and sale of specialty chemicals for the health and human nutrition, biopharmaceutical, food and industrial business sectors.

     Parent is 60.2% owned by Merck AG, a corporation organized under the laws of Switzerland ("Merck AG"), and 39.8% owned by Merck KGaA. Merck AG is a holding company and the address of its principal offices is Gotthard Strasse 20, CH-4660 Zug, Switzerland. Merck AG is substantially wholly owned (approximately 99.9%) by Merck KGaA. Merck KGaA is engaged in the pharmaceutical, laboratory supplies and chemicals business. The address of Merck KGaA's principal offices is Frankfurter Strasse 250, D-64293 Darmstadt, Germany.

     Merck KGaA is controlled by E. Merck, which holds a 74% interest in Merck KGaA. The remaining 26% interest in Merck KGaA is held by public shareholders.
E. Merck is a German offene Handelsgesellschaft, a general partnership, with eight offene Gesellschafter ("general partners") and approximately 100 stille Gesellschafter ("silent partners"). The general partners of E. Merck constitute seven of the eight members of the Executive Board of E. Merck. The Executive Board is responsible for the management of, and controls all business decisions for, E. Merck. Approval of a nine member Partners Council of E. Merck is required for major transactions over a certain monetary amount. No general partner or silent partner of E. Merck holds 5% or more of the equity interests in E. Merck.

     The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each of the directors and executive officers of Purchaser, Parent and Merck KGaA, and of the general partners and members of the Executive Board of E. Merck and certain other information are set forth in Schedule I hereto.

     Summary Financial Information--Parent. Parent is not subject to the informational reporting requirements of the Exchange Act and as such, is not required to file reports, proxy statements or other information with the Commission. Set forth below is a summary of certain consolidated financial data with respect to Parent taken or derived from Parent's audited financial statements for the years ended December 31, 1997, December 31, 1996 and December 31, 1995 and interim unaudited financial statements for the nine months ended September 30, 1998 and for the nine months ended September 30, 1997. Such statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP"), except in the case of unaudited financial statements for normal recurring year-end adjustments.

                          EM INDUSTRIES, INCORPORATED
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,               FISCAL YEAR ENDED
                                                            (UNAUDITED)                   DECEMBER 31,
                                                        --------------------    --------------------------------
                                                          1998        1997        1997        1996        1995
                                                        --------    --------    --------    --------    --------
INCOME STATEMENT DATA
  Sales..............................................   $131,717    $146,916    $191,670    $200,964    $194,465
  Operating income...................................     13,763       1,774       8,239      12,018       3,735
  Net income (loss)..................................     20,254       8,436      16,021      12,036     (10,240)

BALANCE SHEET DATA
  Working capital....................................   $ 79,520    $ 79,170    $ 71,197    $ 64,049    $ 64,938
  Total assets.......................................    354,955     349,344     355,066     304,378     298,503
  Total indebtedness.................................     48,282      62,925      64,104      67,745      70,159
  Stockholders' equity...............................    306,673     286,419     290,962     236,633     288,344

     Summary Financial Information--Merck KGaA. Merck KGaA is not subject to the informational reporting requirements of the Exchange Act and as such, is not required to file reports, proxy statements or other information with the Commission. Set forth below is a summary of certain consolidated financial data with respect to Merck KGaA taken or derived from Merck KGaA's audited financial statements for the years ended December 31, 1997, December 31, 1996 and December 31, 1995 and interim unaudited financial statements for the nine months ended September 30, 1998 and for the nine months ended September 30, 1997.

     The financial information set forth below was prepared in accordance with uniform accounting policies using the International Accounting Standards Committee's published standards ("IAS"), which differ in certain respects from US GAAP. Such differences between IAS and US GAAP relate to, among other things, translation, recognition and measurement criteria. However, Parent believes that such differences are not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares, since such differences would not affect the ability of Merck KGaA to provide the necessary funds to Parent and/or Purchaser to pay for the Shares to be acquired pursuant to the Offer and the Merger. See Section 10.

     The consolidated financial statements of Merck KGaA are published in Deutsche Marks ("DM").

                         MERCK KGAA, DARMSTADT, GERMANY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS OF DM EXCEPT AS NOTED)

                                        NINE MONTHS ENDED SEPTEMBER
                                                    30,
                                                (UNAUDITED)                 FISCAL YEAR ENDED DECEMBER 31,
                                       ------------------------------  ----------------------------------------
                                         1998                            1997
                                       IN U.S.                         IN U.S.
                                       DOLLARS(1)    1998      1997    DOLLARS(1)    1997      1996      1995
                                       ----------  --------  --------  ----------  --------  --------  --------
INCOME STATEMENT DATA
  Sales...............................   $3,613     DM6,102   DM5,919    $4,721     DM7,974   DM6,953   DM6,269
  Operating income....................      524         885       821       802       1,354       878       888
  Net income..........................      316         534       367       433         731       486       355

BALANCE SHEET DATA
  Working capital(2)..................   $1,293     DM2,184   DM1,767    $1,315     DM2,221   DM1,034   DM1,315
  Total assets........................    6,806      11,497    10,279     6,675      11,276     9,056     7,615
  Total indebtedness..................    2,669       4,508     3,709     2,561       4,326     2,922     2,354
  Stockholders' equity................    2,065       3,488     3,101     2,040       3,445     2,883     2,497

------------------
(1) Deutsche Marks have been translated into U.S. Dollars solely for the convenience of the reader on the basis of the Noon Buying Rate (as defined below) on November 20, 1998.
(2) Less pension reserves.

     The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate for the Deutsche Marks into U.S. Dollars based upon the noon buying rate for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York City (the "Noon Buying Rate").

                                                                                       DM PER U.S. DOLLAR
                                                                            ----------------------------------------
                                                                            AT PERIOD    AVERAGE
PERIOD                                                                        END        RATE(1)     HIGH      LOW
-------------------------------------------------------------------------   ---------    -------    ------    ------
1995.....................................................................     1.4345     1.4261     1.5232    1.3785
1996.....................................................................     1.5387     1.5070     1.5387    1.4703
1997.....................................................................     1.7991     1.7394     1.8379    1.6362
1998 (through November 20, 1998).........................................     1.6892     1.7741     1.8500    1.6565

------------------
(1) The average of the Noon Buying Rates on the last day of each month during the period. The Noon Buying Rate on November 20, 1998 was U.S. $1.00=DM1.6892.

     Beneficial Ownership of the Company Securities; Contacts with the
Company. Except for the transactions contemplated by the Merger Agreement and the Stockholder Agreement, as of the date of this Offer to Purchase, none of Purchaser, Parent, Merck AG, Merck KGaA or E. Merck nor, to the knowledge of Purchaser, Parent or Merck KGaA, any of the persons listed on Schedule I hereto, or any associate or majority owned subsidiary of Purchaser, Parent, Merck AG, Merck KGaA or E. Merck or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of Purchaser, Parent, Merck AG, Merck KGaA or E. Merck nor, to the knowledge of Purchaser, Parent or Merck KGaA, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     Except as otherwise set forth in this Offer to Purchase, including, without limitation, Sections 11 and 12, there have been no contacts, negotiations or transactions between Purchaser, Parent, Merck AG, Merck KGaA or E. Merck or, to the knowledge of Purchaser, Parent or Merck KGaA, any of the persons listed in
Schedule I hereto, or any subsidiary of such persons, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission. Except as otherwise set forth in this Offer to Purchase, including, without limitation, Section 12, none of Purchaser, Parent, Merck AG, Merck KGaA or E. Merck, or, to the best knowledge of Purchaser, Parent or Merck KGaA, any of the persons listed in Schedule I hereto, or any subsidiary of such persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to purchase all outstanding Shares pursuant to the Offer, to make payments in respect of the Company Options (as defined in Section 12) and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $149,000,000.

     Purchaser plans to obtain all funds necessary for the consummation of the Offer and the Merger through a capital contribution or a loan or combination thereof from Parent, Merck KGaA or another affiliate of Merck KGaA. Merck KGaA has delivered to the Company a letter dated November 18, 1998, a copy of which is filed as an Exhibit to the Schedule 14D-1, pursuant to which Merck KGaA has agreed to make available to Parent and Purchaser all funds necessary to consummate the Offer and the Merger. Any funds provided to Purchaser or Parent in connection with the Offer and the Merger that are borrowed from Merck KGaA or one of its affiliates will be repayable by Parent or Purchaser within 90 days of the loan and will bear interest at the applicable federal rate under the Code for related-company loans (currently approximately 4.5%). Any funds obtained by Parent or Purchaser through loans from Merck KGaA or one of its affiliates would be repaid with internally generated funds (including, if the Merger is consummated, those of the Company) and from other sources which may include the proceeds of future refinancings. The plans for repayment of any such borrowings will be based on Parent's and Merck KGaA's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent and Merck KGaA may deem appropriate. Any funds provided to Parent or Purchaser by Merck KGaA or any of its affiliates in connection with the Offer and the Merger will be obtained from the working capital of Merck KGaA or such affiliate.

     While the foregoing represents the current intention of Merck KGaA, Parent and Purchaser with respect to the financial arrangements for the funds necessary to consummate the Offer and the Merger, such financial arrangements may change depending upon such factors as Merck KGaA, Parent and Purchaser may deem appropriate.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     At a board meeting held on April 21, 1998, the Company Board initiated a process to explore strategic alternatives, including the possible sale of the Company, and approved the retention of Vector to assist in such process. On May 15, 1998, a representative of Vector contacted a representative of Merck KGaA to inquire as to whether Merck KGaA would be interested in exploring the possible acquisition of the Company. On May 20, 1998, representatives of Merck KGaA telephoned representatives of Vector to express an interest in exploring the possible acquisition of the Company by Parent.

     Merck KGaA and the Company executed a confidentiality agreement on June 3, 1998, providing for, among other things, the receipt and treatment of confidential information regarding the Company. During the remainder of June and July 1998, Merck KGaA reviewed certain documentation provided by the Company regarding the business and operations of the Company.

     On August 3, 1998, Stelios B. Papadopoulos, Chief Executive Officer of the Company, James G. Stewart, Chief Financial Officer and Vice President, Administration of the Company, and a representative of Vector visited the headquarters of Merck KGaA in Darmstadt, Germany. During such visit, representatives of the Company and Merck KGaA discussed various matters as to the business of the Company, and its reasons for exploring strategic alternatives. At such meeting, there were general discussions regarding potential transactions and matters regarding Company valuations. On August 4, 1998, Merck KGaA provided a series of questions to the Company to obtain further information. The Company sent written responses to these questions to Merck KGaA on August 6, 1998 and provided additional written information on September 2, 1998.

     On September 14, 1998, Merck KGaA sent a letter to Vector expressing an interest in Parent acquiring all of the Shares of the Company at between $24.00 to $25.00 per Share.

     On September 28, 1998, Merck KGaA sent the Company a list of due diligence subjects for an impending visit to the headquarters of the Company in San Diego by Merck KGaA. Merck KGaA's accountants visited the Company's headquarters on October 6, 1998. On October 7 and 8, 1998, executives of Merck KGaA and Parent visited the Company's headquarters. Additional due diligence in San Diego was carried out by Merck KGaA and Parent on October 19 and 20, 1998.

     On October 16, 1998, Mr. Papadopoulos and a representative of Vector visited the headquarters of Merck KGaA in Darmstadt, Germany. During such visit, the Company and Merck KGaA discussed various matters relating to the business of the Company.

     A telephone conference between Mr. Papadopoulos of the Company and Mr. Wolfgang Honn, a general partner and Member of the Executive Board of E. Merck, was held on October 29, 1998. During such telephone conference, Mr. Honn indicated that Merck KGaA was prepared to offer a price of $23.00 per Share for the acquisition of all of the Shares of the Company. Mr. Papadopoulos expressed the view that the Company Board would not be interested in pursuing a sale of the Company at that price.

     On November 4, 1998, a telephone conference was held between Mr. Papadopoulos of the Company and Dr. Bernd Reckmann, General Manager, Scientific Laboratory Products, of Merck KGaA, in which the two representatives discussed moving forward the proposed acquisition and the pricing thereof.
Dr. Reckmann informed representatives of the Company that $24.00 to $25.00 per Share was the maximum price that Merck KGaA would be prepared to pay for an acquisition of 100% of the Shares. Further discussions concerning price were held but no specific proposal was made.

     On November 5, 1998, Dr. Reckmann advised Mr. Papadopoulos in a telephone conference that Merck KGaA would be prepared to offer $25.00 per Share in cash for all of the Shares of the Company, subject to terms which would provide a high level of assurance that the transaction would be completed. These terms included the receipt of an irrevocable option and agreement to tender by WP Investors, a break-up fee and a no-shop covenant which specifically defined the types of transactions that would be excepted therefrom. Dr. Reckmann also stated that Merck KGaA would require that satisfactory employment arrangements be agreed upon by certain members of senior management of the Company as a part of the transaction. Mr. Papadopoulos conveyed this information to the Company Board in a telephonic board meeting held on November 9, 1998. At that meeting, the Company authorized Mr. Papadopoulos to proceed to negotiate a definitive agreement on the basis of the price that had been offered.

     Further due diligence visits were carried out by Merck KGaA and Parent in Switzerland, Germany and the United Kingdom in early November 1998.

     The parties met in New York on November 12, 1998 to discuss the structure of the transaction and the proposed documentation for the Merger Agreement and the Stockholder Agreement. During the next several days, the parties reached agreement on the outstanding substantive matters relating to the transaction and also obtained the agreement of WP Investors to the principal terms of the Stockholder Agreement.

     On November 18, 1998, the Board of Directors of Parent and Purchaser unanimously approved the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Partners Council of E. Merck approved the same at its meeting held on November 18, 1998.

     At a special meeting of the Board of Directors of the Company held on November 18, 1998, Vector rendered its opinion to the Company Board that as of the date of such opinion and based upon the assumptions made, matters considered and limits of review set forth therein, the cash consideration to be offered to the holders of Shares pursuant to the Offer and the Merger was fair to such holders from a financial point of view. After considering, among other things, the presentations of management and legal counsel, reviewing the opinion of Vector and the Merger Agreement and the Stockholder Agreement, the Company Board unanimously approved the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     On the evening of November 18, 1998, the parties executed the Merger Agreement and the Stockholder Agreement and the parties made a public announcement of the transaction on the morning of November 19, 1998.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT

PURPOSE

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, Parent and Purchaser intend to acquire all Shares not purchased pursuant to the Offer by consummating the Merger.

MERGER AGREEMENT

     The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8.

     The Offer. The Offer is being made pursuant to the Merger Agreement. Upon the terms and subject to the conditions of the Offer, Parent will cause Purchaser to accept for payment and purchase, as soon as practicable after the expiration of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date.

     Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser of any Shares pursuant to the Offer (and assuming that the Minimum Condition has been satisfied), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors which equals the product of (i) the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to such entitlement of Parent) multiplied by (ii) the percentage that (a) the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of such calculations such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to (b) the number of Shares outstanding. At such times, if requested by Parent, the Company will also cause each committee of the Company Board and the Board of Directors of each Company Subsidiary (as defined in the Merger Agreement) to include persons designated by Parent constituting the same percentage of each such committee and the Board of Directors of each Company Subsidiary as Parent's designees are of the Company Board. The Company shall, upon request by Parent, promptly increase the size of the Company Board and of the Boards of Directors of the Company Subsidiaries by whatever number of directors as is necessary to enable Parent's designees to be elected to the Company Board and the Boards of Directors of the Company Subsidiaries in accordance with the terms of the Merger Agreement and shall cause Parent's designees to be so elected.

     The Merger Agreement further provides that in the event that Parent's designees are appointed or elected to the Company Board and the Boards of Directors of the Company Subsidiaries, until the Effective Time, the Company Board shall have at least one Independent Director (defined as a director who is a director of the Company on the date of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent). If no Independent Directors remain, the other members of the Company Board shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, shareholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement. Following the time Parent's designees constitute a majority of the Company Board and prior to the Effective Time, any
(i) amendment or termination of the Merger Agreement on behalf of the Company,
(ii) exercise or waiver of any of the Company's rights or remedies under the Merger Agreement, (iii) extension of the time for performance of Parent's obligations under the Merger Agreement or (iv) the taking of any other action by the Company in connection with the Merger Agreement required to be taken by the Company Board will require the affirmative vote of a majority of the Independent Directors then in office.

     The Merger. The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, at the Effective Time, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease, and the Company, as the Surviving Corporation in the Merger shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of Parent. At Parent's election, any direct or indirect subsidiary of Parent other than Purchaser may be merged with and into the Company instead of Purchaser. In the event of such an election, the Merger Agreement provides that the parties agree to execute an appropriate amendment to the Merger Agreement to reflect such election. The parties will prepare and execute a Certificate of Merger in order to comply in all respects with the requirements of the DGCL and with the provisions of the Merger Agreement or, if applicable, a Certificate of Ownership and Merger (each, a "Certificate of Merger"). The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger.

     Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger, each Share issued and outstanding immediately before the Effective Time (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned subsidiary of Parent or Dissenting Shares, as defined below) will be cancelled and extinguished and converted into the right to receive the Merger Consideration, without interest thereon. Although it is Parent's intention to consummate the Merger as promptly as practicable, there can be no assurance that the Merger will be consummated or, if consummated, of the timing thereof.

     The Merger Agreement also provides that at the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and the Bylaws of Purchaser in effect at the Effective Time (subject to any subsequent amendments) and that the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

     Stockholders Meeting and Approval. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, will, in accordance with applicable law,
(i) duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the Merger Agreement and the transactions contemplated thereby (the "Company Proposals") as soon as practicable following the acceptance for payment and purchase of the Shares by Purchaser pursuant to the Offer; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement; (iii) obtain and furnish the information required to be included by the Commission in the definitive proxy statement or information statement (as amended or supplemented, the "Proxy Statement"); (iv) after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement;
(v) cause the Proxy Statement to be mailed to stockholders; and (vi) obtain the necessary approvals of the Merger and the Merger Agreement by the stockholders. The Merger Agreement further provides that the Company will include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that Parent, Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of the Company's stockholders, in accordance with the "short form" merger provisions of Section 253 of the DGCL.

     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

          (i) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled as described in clause (ii) below and any Dissenting Shares) shall be cancelled and extinguished and be converted into the right to receive the Merger Consideration, without interest, promptly upon surrender of the certificate representing such Share or appropriate proof of lost certificates, in accordance with the Merger Agreement and from and after the Effective Time, the holders of certificates evidencing ownership of any such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in the Merger Agreement or by applicable law;

          (ii) each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time, including Purchaser, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto; and

          (iii) the shares of Purchaser common stock outstanding immediately prior to the Merger shall be converted into one validly issued, fully paid and non-assessable share of the common stock of the Surviving

     Corporation, which one share shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

     The Merger Agreement further provides that, notwithstanding any provision of the Merger Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a stockholder who has demanded and perfected such stockholder's demand for appraisal of such stockholder's Shares in accordance with the DGCL (including, but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost such stockholder's right to such appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL. Notwithstanding the foregoing, if any stockholder who demands appraisal of such stockholder's Shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such stockholder's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such stockholder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Share certificate(s).

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company and the stockholders of Parent, as described in the Merger Agreement:

          (a) by mutual written consent of the Company and Parent;

          (b) by Parent or the Company:

             (i) if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased under the Offer, provided that such provision may not be used by Parent or the Company to terminate the Merger Agreement if such party has materially breached the Merger Agreement;

             (ii) if any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administrator, instrumentality, court, tribunal or arbitrator and any self-regulatory organization, domestic or foreign (each a "Governmental Authority") shall have issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger or, for the benefit of Parent only, the Stockholder Agreement, and such order, decree, ruling, injunction or other action shall have become final and nonappealable; provided that Parent or the Company, as the case may be, may not terminate the Merger Agreement on such basis if it has not complied with its obligation under the Merger Agreement to use its reasonable best efforts to (A) obtain all consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby,
        (B) timely make all necessary filings under the HSR Act and similar foreign laws and (C) have vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by the Merger Agreement;

          (c) by the Company if (i) Parent or Purchaser fails to commence the Offer as provided in the Merger Agreement, or (ii) Parent or Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in violation of the terms of the Merger Agreement and of the Offer, provided that such provision may not be used by the Company to terminate the Merger Agreement if the Company has materially breached the Merger Agreement;

          (d) by Parent if the Company shall have breached in any material respect any of its material covenants or other agreements in the Merger Agreement which breach or failure to perform is incapable of being cured or, the Company having been given reasonable written notice of such breach by Parent, has not been cured within one business day prior to the then scheduled Expiration Date;

          (e) by Parent if (i) the Company Board or any committee thereof shall have withdrawn or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or recommendation of the Company Proposals, or approved or recommended any Takeover Proposal (as defined below) or (ii) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

          (f) by the Company if Parent shall have breached in any material respect any of its material covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or, Parent having been given reasonable written notice of such breach by the Company, has not been cured within one business day prior to the Expiration Date;

          (g) by the Company in order to enter into an Acquisition Agreement (as defined below) providing for a Superior Proposal (as defined below) entered into in accordance with the exceptions to the non-solicitation covenants described below, provided that prior thereto the Company has reimbursed Parent for all reasonable out-of-pocket charges and expenses (not to exceed $1,500,000) incurred by Parent and Purchaser in connection with the Merger Agreement, the Offer and the Merger in accordance with the Merger Agreement; or

          (h) by Parent if the Company, any of its officers or directors or financial or legal advisors shall take any of the actions that would be proscribed by the non-solicitation covenants described below but for the exceptions thereto described below.

     No Solicitation Covenants. The Merger Agreement provides that the Company may not, nor permit any of the Company Subsidiaries to, nor authorize or permit any of the respective officers, directors or employees of the Company and the Company Subsidiaries, or any investment banker, attorney, accountant or other representative retained by it or any of the Company Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information, other than publicly available information provided pursuant to routine stockholder requests consistent with past practice), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. In addition, except as set forth in the Merger Agreement, neither the Company Board nor any committee thereof may (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or the Stockholder Agreement, or (b) approve or recommend any Takeover Proposal, or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Takeover Proposal (each, an "Acquisition Agreement").

     Notwithstanding the provisions contained in the preceding paragraph, if at any time prior to the Expiration Date and following the receipt of a Superior Proposal, the Company Board determines in good faith, based upon the advice of outside counsel, that such action is consistent with its fiduciary duties to the Company's stockholders under applicable law, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of the Merger Agreement, and subject to compliance with the covenants described in the second succeeding paragraph, the Company may (i) furnish information with respect to the Company and the Company Subsidiaries to any person pursuant to a confidentiality agreement having terms substantially the same as the Confidentiality Agreement (as defined below), provided that (a) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (b) the Company advises Parent of all such nonpublic information delivered to such person concurrently with, or promptly following, its delivery to the requesting party, (ii) participate in negotiations regarding such Superior Proposal, and (iii) take any of the actions set forth in the last sentence of the preceding paragraph at any time that is after the second business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what action referred to herein the Company Board expects to take. The foregoing proviso does not prevent the Company Board from taking any actions described above within two business days of the Expiration Date so long as the notice described in the foregoing proviso is received by Parent prior to Noon, New York City time, on the then scheduled Expiration Date.

     Under the Merger Agreement (i) the term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and the Company Subsidiaries or 15% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Company Subsidiary, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by the Merger Agreement, and (ii) the term "Superior Proposal" means a bona fide written Takeover Proposal which the majority of the members of the Company Board determines, in their good faith judgment (which may be based on the opinion of independent financial advisors) that the value of the consideration provided for in such proposal exceeds the Per Share Amount then provided in the Offer, and, considering all relevant factors, is more favorable to the Company and its stockholders than the Offer and the Merger and for which financing, to the extent required, is fully committed.

     The Merger Agreement requires the Company to promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and to promptly advise Parent of all significant developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of the Offer, the Merger and the transactions contemplated by the Merger Agreement.

     The Merger Agreement does not prohibit the Company from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or (ii) from making any disclosure to the stockholders, provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except in accordance with the covenants in the Merger Agreement described above, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer or the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     Expense Reimbursement. The Merger Agreement provides that in the event that:

          (i) the Company terminates the Merger Agreement in order to enter into an Acquisition Agreement providing for a Superior Proposal entered into in accordance with the non-solicitation provisions of the Merger Agreement; or

          (ii) Parent terminates the Merger Agreement after the Company Board or any committee thereof has withdrawn or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or any of the Company Proposals, or approved or recommended any Takeover Proposal, or the Company Board or any committee thereof has resolved to take any of the foregoing actions, the Company shall promptly pay Parent upon its request all reasonable out-of-pocket charges and expenses incurred by Parent or any of its affiliates in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, fees and expenses of Parent's financial advisor and any information agent and depositary retained in connection with the Offer and all printing and mailing fees and expenses, in an amount not to exceed $1,500,000.

     Except as described above, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, the Company is obligated to, and to cause its accountants and legal counsel to, provide Parent and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all personnel, offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries. The Company will also permit the foregoing persons to make such reasonable inspections as they may require and will cause its officers promptly to furnish Parent with (i) such financial and operating data and other information with respect to the business and properties of the Company and the Company

Subsidiaries as Parent may from time to time reasonably request, and (ii) a copy of each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws or the NASD.

     The Merger Agreement further provides that each of Parent, Purchaser and the Company will hold and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated June 3, 1998 between Merck KGaA and the Company (the "Confidentiality Agreement"). A copy of such Confidentiality Agreement is filed as an Exhibit to the Schedule 14D-1.

     Efforts to Consummate. Upon the terms and subject to the conditions of the Merger Agreement, each of Parent and the Company has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, but not limited to, (i) obtaining all consents, approvals, waivers or authorizations of, notices to or declarations or filings ("Consents") from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby, (ii) timely making all necessary filings under the HSR Act and similar foreign laws and (iii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, each of Parent and the Company has committed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to the closing of the transactions contemplated by the Merger Agreement. Notwithstanding any other provision contained in the Merger Agreement, in no event will Parent, Purchaser or any of their affiliates be required to take or fail to take any action in order to obtain or make a Consent arising out of any contractual or legal obligation of or applicable to the Company or the Company Subsidiaries, other than obligations such as those under the HSR Act which apply to both the Company and Parent, Purchaser and any of their affiliates and then only to the extent applicable to Parent, Purchaser and any of their affiliates, and in no event will Parent, Purchaser or any of their affiliates be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with the Merger Agreement or the transactions contemplated thereby.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, except for certain exceptions set forth in the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses in the ordinary course and consistent with past practice, and the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to preserve intact their business organization, keep available the services of their officers and employees and preserve intact the present commercial relationships of the Company and the Company Subsidiaries with all persons with whom they do business. Without limiting the generality of or effect of the foregoing, the Company has agreed that it will not, and will cause the Company Subsidiaries not to:

          (i) amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments) or change the number of directors constituting the entire Company Board or the Board of Directors of any of the Company Subsidiaries;

          (ii) authorize for issuance, issue, deliver, grant, sell, pledge, or otherwise dispose of or propose to issue, deliver, grant, sell, pledge or otherwise dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries including, but not limited to, stock appreciation rights, phantom stock, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company Subsidiaries; provided, however, that the foregoing shall not prohibit the issuance of Shares upon the exercise of options granted prior to the date of the Merger Agreement;

          (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock, securities or other property or any combination thereof) in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any shares of its capital stock or other securities;

          (iv) (a) except in the ordinary course of business consistent with past practice (1) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or (2) make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary); (b) acquire the stock or assets of, or merge or consolidate with, any other person; (c) voluntarily incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed of the Company and the Company Subsidiaries other than sales of products in the ordinary course of business and in a manner consistent with past practice; (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business consistent with past practice); (f) enter into any contract or agreement other than in the ordinary course of business consistent with past practice or amend, alter or terminate any Company Material Contract (as defined in the Merger Agreement); or (g) subject to certain exceptions set forth in the Merger Agreement, authorize any single capital expenditure which is in excess of $200,000 or capital expenditures (during any one-month period) which are, in the aggregate, in excess of $200,000 for the Company and the Company Subsidiaries taken as a whole;

          (v) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Benefit Plan (as defined below), employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of the Merger Agreement and specifically disclosed to Parent. A "Benefit Plan" includes (a) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (b) whether or not described in the preceding clause (a), any pension, profit sharing, severance, employment, change-in-control, bonus, stock bonus, deferred or supplemental compensation, retiree medical or life insurance, death benefit or insurance, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit, perquisite or retirement plan, or other material program, policy or arrangement of any kind or nature whatsoever, whether oral or written, providing for compensation, benefits for or the welfare of any or all of the current or former employees, directors, consultants or agents of the Company or any of the Company Subsidiaries or their beneficiaries or dependents;

          (vi) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

          (vii) make any material tax election, settle or compromise any material federal, state, local or foreign tax liability, or waive any statute of limitations for any tax claim or assessment;

          (viii) settle or compromise any material pending or threatened suit, action or claim;

          (ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

          (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (a) in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (b) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date of the Merger Agreement or entered into in accordance with the Merger Agreement;

          (xi) permit any insurance policy naming the Company or any of the Company Subsidiaries as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business consistent with past practice; or

          (xii) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or take or omit to take any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or would result in any of the Offer Conditions or certain covenants of the Company in the Merger Agreement as described herein not being satisfied.

     The Company also agreed to, and to cause the Company Subsidiaries to, use its or their best efforts to comply in all material respects with all laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Permits (as defined in the Merger Agreement) necessary for such business.

     Employment Arrangements. In connection with the Merger Agreement, Parent has entered into new employment agreements with certain of the Company's executive officers which will become effective upon the consummation of the Offer. If the Merger Agreement is terminated prior to the Effective Time, the new employment agreements will be null and void and the existing employment agreements and severance agreements covering those executive officers will continue in effect. See Item 3 and Schedule II of the Schedule 14D-9 for a description of the existing employment agreements. The following is a summary of the material terms of the new employment agreements entered into in connection with the Merger Agreement (the "New Employment Agreements"), the forms of which are filed as an Exhibit to the Schedule 14D-1 and are incorporated herein by reference.

     Each of Stelios B. Papadopoulos, the Company's Chairman, Chief Executive Officer and President, Robert C. Mierendorf, President and General Manager of Novagen, Inc., a subsidiary of the Company, James G. Stewart, Vice President, Administration, Chief Financial Officer and Secretary of the Company, Douglas J. Greenwold, Vice President, Sales and Marketing of the Company, Dr. John T. Snow, Vice President, New Business Development of the Company and Mark Zimmerman has entered into a New Employment Agreement.

     Mr. Papadopoulos will be employed as the Chief Executive Officer of the Company after the Merger. Mr. Papadopoulos' New Employment Agreement provides for a three year term which will automatically be extended for consecutive one year periods unless notice of termination of employment is given by either the Company or Mr. Papadopoulos at least ninety days prior to the expiration of the initial or any renewal term. Mr. Papadopoulos will receive an annual base salary of $275,000, to be reviewed at least annually. Bonuses and increases in base salary may be awarded to Mr. Papadopoulos in the sole discretion of the Company Board, based upon the Company's performance and consistent with the Company's compensation policies. In addition to his participation in any group life insurance programs provided by the Company to its employees, the Company will provide Mr. Papadopoulos with term life insurance in the amount of $150,000.
Mr. Papadopoulos will be entitled to participate in a new long-term incentive compensation plan to be developed by the Company and will receive an allocation of units under such plan effective as of the Effective Time, which allocation shall be commensurate with his position and consistent in incentive opportunity with allocations to similarly situated employees of the Company. If
Mr. Papadopoulos' New Employment Agreement is terminated due to disability, he will receive disability pay from the date of such termination until the second anniversary of the Effective Time at the rate of 50% of his base salary, reduced by applicable payroll taxes and amounts received under any Company-maintained disability insurance policy or plan or under Social Security or similar laws. If Mr. Papadopoulos is involuntarily terminated without cause, or if he voluntarily terminates his employment as the result of the assignment to him of duties which are materially inconsistent with his duties (a "Material Demotion") or if the Company does not offer to continue his employment at the expiration of the three-year term at a base salary at least equal to his then base salary, he will receive salary continuation pay for twelve months from the date of such termination equal to his then most recent base salary. Mr. Papadopoulos' New Employment Agreement contains a covenant not to compete with the Company for one year from the date of his termination of employment

(except for termination due to disability, termination without cause or voluntary termination following a Material Demotion). The covenant also prohibits Mr. Papadopoulos from interfering with the Company's business relationships for such one-year period. If Mr. Papadopoulos breaches his covenant not to compete or interfere with the Company's business relationships, the amount of his severance payments will be reduced. Mr. Papadopoulos' New Employment Agreement contains an assignment to the Company of his rights in inventions and other intellectual property and an agreement to maintain confidentiality about the Company's know-how, trade secrets, proprietary processes and other confidential matters.

     The New Employment Agreements for Dr. Mierendorf, Messrs. Stewart, Greenwold and Zimmerman and Dr. Snow (each, an "Executive Officer") provide for a two-year term (other than the New Employment Agreement for Dr. Snow which provides for a three-year term), each of which will automatically be extended for consecutive one year periods unless notice of termination of employment is given by either the Company or the Executive Officer at least ninety days prior to the expiration of the initial or any renewal term. The New Employment Agreements for Dr. Mierendorf, Messrs. Stewart, Greenwold and Zimmerman and
Dr. Snow provide for annual base salaries of $165,000, $195,000, $145,000, $145,000 and $150,000, respectively. Each of Dr. Mierendorf and Mr. Zimmerman shall be entitled to receive a $50,000 bonus to the extent he is an employee of the Company at the Effective Time and enters into a letter agreement with the Company, the forms of which are filed as Exhibits to the Schedule 14D-1 and are incorporated herein by reference. Each of the Executive Officers will have the same title as he held prior to the Merger and will perform duties consistent with his title. The base salary for each Executive Officer is determined annually by the Compensation Committee of the Company Board and may be adjusted based upon certain factors including the Executive Officer's performance, the financial performance of the Company and economic conditions. Each Executive Officer will be eligible for an executive bonus of up to a maximum of 35% of his base salary, based on the achievement of objectives established by the Compensation Committee and to be awarded in the sole discretion of the Compensation Committee. Each Executive Officer will also be entitled to participate in a new long-term incentive compensation program to be developed by the Company and will receive an allocation of units under such plan effective as of the Effective Time, which allocation shall be commensurate with his position and consistent in incentive opportunity with allocations to similarly situated employees of the Company. Each Executive Officer will also be eligible for fringe benefits as are generally provided to executives of the Company. If an Executive Officer is involuntarily terminated without cause, or if an Executive Officer voluntarily terminates employment as the result of a material reduction in his responsibilities, he will receive salary continuation pay equal to his base salary in effect at the time of termination for the greater of (i) the remaining term of his New Employment Agreement and (ii) twelve months from the date of termination, provided that the salary continuation payments will cease if the Executive Officer engages in any business which is competitive with the Company or interferes with the Company's business relationships. The New Employment Agreements for the Executive Officers contain the same provisions with respect to the assignment of inventions and other intellectual property and confidentiality as are contained in Mr. Papadopoulos' New Employment Agreement.

     Indemnification. Purchaser and Parent have agreed in the Merger Agreement that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or Bylaws or pursuant to agreements existing on the date of the Merger Agreement will be assumed by the Surviving Corporation, and Parent will cause the Surviving Corporation to honor such obligations in accordance with the terms thereof, without further action, as of the Effective Time, and such rights will continue in full force and effect in accordance with their respective terms. Such rights, and the Surviving Corporation's and Parent's related obligations, shall apply in all respects to the current or former directors, officers and employees of each of the Company Subsidiaries as though such directors, officers and employees were entitled to indemnification rights pursuant to the Company's Certificate of Incorporation or Bylaws as in effect on the date of the Merger Agreement or pursuant to such agreements, as the case may be. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Parent will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of Parent. The Merger Agreement provides further that Parent will, and will cause the Surviving Corporation or one of its affiliates to, maintain for six years from the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and the Company

Subsidiaries on the date of the Merger Agreement (and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such policies as insured) with respect to claims arising from any actual or alleged wrongful act or omission occurring at or prior to the Effective Time for which a claim has not been made against any director or officer of the Company or any director or officer of the Company Subsidiaries prior to the Effective Time.

     Options. The Merger Agreement provides that all outstanding options to purchase Shares (the "Company Options") granted under the Company's stock option plans, each as amended (collectively, the "Company Option Plans"), whether or not then exercisable or vested, pursuant to the terms of the Company Option Plans, will be cancelled as of the consummation of the Offer and the holders of Company Options will be entitled to receive from Parent upon consummation of the Offer, in respect of each Share subject to such Company Option, an amount in cash equal to the excess, if any, of the Per Share Amount over the exercise price per Share of such Company Option (such payment to be net of applicable withholding taxes).

     The Company has agreed to cause the Company Option Plans to terminate as of the Effective Time and the Company has represented and warranted to Parent that all Company Option Plans provide, or have been or will be amended as and when required to provide, for the actions described in the preceding paragraph. The Company has represented and warranted that 607,437 Shares were issuable pursuant to Company Options as of November 18, 1998 (and will, unless exercised prior to the Effective Time, be cancelled pursuant to the preceding paragraph).

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's capitalization, the absence of any required filings and consents, the absence of conflicts with charter documents and contracts, financial statements, the absence of certain changes or events, compliance with laws, the absence of litigation, employee benefit plans, ownership and use of assets and properties, intellectual property, insurance, the filing and compliance of reports with the requirements of the Commission and the accuracy thereof, environmental matters, labor relations, brokers and taxes.

     Merger Conditions. Under the Merger Agreement, the obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions, provided that the obligation of each party to effect the Merger shall not be relieved by the failure of any such conditions if such failure is the proximate result of any breach by such party of any of its material obligations under the Merger
Agreement:

          (i) Purchaser shall have accepted for payment all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of the Merger Agreement or the Offer;

          (ii) if required, the Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws, which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares;

          (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time; and

          (iv) on or prior to the closing date of the Merger, the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and similar foreign laws (see Section 15) shall have been terminated or shall have expired, and all consents necessary for the consummation of the Merger shall have been obtained.

     Pursuant to the Merger Agreement, the obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the condition (which may be waived in whole or in part by Parent) that the Company shall have performed in all material respects all obligations required to be performed by it under the Merger

Agreement on or before the earlier of (i) such time as Parent's or Purchaser's designees shall constitute at least a majority of the Company Board and
(ii) the closing date of the Merger; provided, however, that no failure by the Company to have so performed any such material obligation shall constitute a failure of satisfaction of the foregoing condition where the Company's failure of performance was caused by Parent.

STOCKHOLDER AGREEMENT

     The following summary of the material terms of the Stockholder Agreement is qualified in its entirety by reference to the copy of the Stockholder Agreement filed as an Exhibit to the Schedule 14D-1 and incorporated herein by reference.

     In connection with the execution of the Merger Agreement, WP Investors, which beneficially owns 2,248,485 Shares, or approximately 39.3% of the issued and outstanding Shares (the "Option Shares"), entered into the Stockholder Agreement with Parent and Purchaser pursuant to which WP Investors has agreed to tender the Option Shares pursuant to the Offer and has granted Parent or Purchaser, as Parent may designate (the "Optionee"), the irrevocable Option to purchase all of such Option Shares at $25.00 per Share (or such higher price as may be paid in the Offer). The Option may be exercised by the Optionee if the Company becomes obligated to pay Parent its reasonable expenses incurred in connection with the Merger Agreement, the Offer or the Merger pursuant to the Merger Agreement (see "Expense Reimbursement" above) or if the Offer is consummated but (due to the failure by WP Investors to validly tender the Option Shares or a withdrawal of the Option Shares by WP Investors) Purchaser has not accepted for payment or paid for the Shares in the Offer (in which case the price per Option Share will be equal to the highest price paid in the Offer). The Option will become exercisable, in whole but not in part, on the first to occur of the foregoing events or, if later, the date on which the HSR Act and similar foreign law waiting periods required for the purchase of the Option Shares upon exercise of the Option shall have expired or been terminated and there is not in effect any preliminary or final injunction or other order issued by any court or other governmental, administrative or regulatory agency or authority prohibiting the exercise of the Option pursuant to the Merger Agreement. The Option will remain exercisable for a period of 20 days after the Option first becomes exercisable.

     Voting of Shares. In the Stockholder Agreement, WP Investors agrees that from the date thereof until the termination of the Stockholder Agreement, at any meeting of the Company's stockholders, however called, and in any action by consent of the Company's stockholders, WP Investors shall vote its Shares (except to the extent that WP Investors no longer has any voting rights in respect of the Shares as a result of the exercise of the Option) (i) in favor of the Merger and the Merger Agreement (as amended from time to time),
(ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Certificate of Incorporation or Bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the Company's stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability of Purchaser or its nominees to vote the Shares directly.

     Agreement not to Dispose or Encumber Shares. WP Investors has agreed that, except pursuant to the Offer, during the term of the Stockholder Agreement, it will not, and will not offer or agree to, sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of, or create or permit to exist any encumbrance on any of its Shares.

     Agreement to Tender. WP Investors has agreed to validly tender (or cause the record owner of such Shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, its Shares. For its Shares validly tendered in the Offer and not properly withdrawn, WP Investors will be entitled to receive the highest price paid by Parent pursuant to the Offer.

     No Solicitation. WP Investors has agreed in the Stockholder Agreement that during the term of the Stockholder Agreement, it will not, directly or indirectly, through any officer, director, agent or other representative, solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal from any person (other than Parent, Purchaser and any of their affiliates) relating to
(i) any acquisition of all or any of the Option Shares or (ii) any transaction that constitutes a Takeover Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. WP Investors has agreed to notify Parent and Purchaser promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent and Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Notwithstanding any provision of this paragraph to the contrary, if WP Investors or any officer, director, agent or representative of WP Investors is a member of the Company Board, such member may take actions in such capacity to the extent permitted by the Merger Agreement.

     Representations and Warranties. The Stockholder Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by WP Investors as to organization, power and authority, the absence of any failure to make required filings and consents, the absence of conflicts with charter documents and contracts and title to its Shares. The Stockholder Agreement also provides that, as of the Effective Time, any and all contractual rights in favor of WP Investors and its affiliates then in effect between WP Investors or its affiliates, on the one hand, and the Company or its affiliates, on the other hand, shall terminate except for indemnification, contribution or exculpation provisions contained in any contracts, agreements or instruments or in the Certificate of Incorporation or Bylaws of the Company in favor of WP Investors or any of its affiliates as in effect as of the Effective Time.

     Termination. The Stockholder Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties thereto, or (ii) automatically and without any required action of the parties thereto upon the earlier to occur of (a) the Effective Time and (b) the calendar day immediately after the termination of the Merger Agreement in accordance with its terms; provided, however, that in the event that the Option shall become exercisable, the provisions of the Stockholder Agreement governing the exercise and exercisability of the Option, the representations, warranties and covenants of WP Investors, the representations and warranties of Parent and Purchaser and other miscellaneous matters of the Stockholder Agreement shall survive the termination of the Stockholder Agreement until the earlier to occur of the closing of the exercise of the Option and the expiration of the Option. No such termination of the Stockholder Agreement shall relieve any party thereto from any liability for any breach of the Stockholder Agreement prior to termination.

VOTE REQUIRED TO APPROVE THE MERGER

     The Company Board has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be adopted by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, Purchaser will have the power to adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company. If Purchaser acquires at least 90% of the outstanding Shares, Purchaser intends to take, and the Company has agreed to take, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the "short form" merger provisions of
Section 253 of the DGCL.

APPRAISAL RIGHTS

     Stockholders of the Company do not have appraisal or dissenters' rights in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders of the Company who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of Shares, including asset values and the investment value of the Shares. The value so determined could be equal to or higher or lower than the Per Share Amount or the Merger Consideration.

     THE FOREGOING DESCRIPTION OF THE DGCL AND SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

PLANS FOR THE COMPANY

     If Purchaser obtains control of the Company pursuant to the Offer, Parent expects to conduct a detailed review of the Company and the Company Subsidiaries and their businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the businesses, corporate structure, Certificate of Incorporation, Bylaws, capitalization, board of directors, management and dividend policy of the Company and the Company Subsidiaries.

     Except as described in this Offer to Purchase, none of Purchaser, Parent, Merck AG, Merck KGaA or E. Merck nor, to the best knowledge of Purchaser, Parent or Merck KGaA, any of the persons listed on Schedule I, have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of the Company Subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of the Company Subsidiaries, any material change in the capitalization or dividend policy of the Company or the Company Subsidiaries or any other material change in the corporate structure, businesses, or the composition of the Board of Directors or management of the Company or any of the Company Subsidiaries.

     Parent and Purchaser have agreed in the Merger Agreement that following the purchase of Shares pursuant to the Offer, Parent and Purchaser will not, and will cause their affiliates not to, acquire any Shares other than pursuant to the Merger and the Option. If the Offer is terminated, Parent or Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through the exercise of the Option if the Option is then exercisable, or through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Parent, Purchaser and Parent's affiliates also reserve the right to dispose of any or all Shares acquired by them.

GOING PRIVATE TRANSACTIONS

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the Merger Consideration is not less than the Per Share Amount. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration prior to consummation of the Merger or such alternative transaction. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or such alternative transaction.

13. DIVIDENDS AND DISTRIBUTIONS

     The Company has agreed that, from the date of the Merger Agreement until the Effective Time, the Company will neither split, combine or reclassify any Shares of its capital stock nor declare, pay, or set aside any dividends or other distributions in respect of its capital stock.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and subject to any such rules or regulations, may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer (whether or not any Shares have been theretofore purchased or paid for pursuant to the Offer) (i) unless the following conditions shall have been satisfied: (a) there shall be validly tendered and not withdrawn prior to the Expiration Date that number of Shares which satisfies the Minimum Condition and (b) any applicable waiting period under the HSR Act and similar applicable foreign law (see Section 15) shall have expired or been terminated prior to the Expiration Date and the required approval of any Governmental Authority for the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement shall have been obtained, or (ii) if at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing:

          (a) there shall be any law, injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction promulgated, enacted, issued or taken by a Governmental Authority of competent jurisdiction which in any such case (1) restrains or prohibits the making or consummation of the Offer, the consummation of the Merger or the transactions contemplated by the Stockholder Agreement, (2) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the business or assets of Parent, the Company or the Company Subsidiaries which is material to the business of all such entities taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the business or assets of Parent, the Company or the Company Subsidiaries which is material to the business of all such entities taken as a whole,
     (3) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders, or
     (4) imposes any material limitations on the ability of Parent or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company or the Company Subsidiaries;

          (b) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate the Merger Agreement or not to consummate the Merger;

          (c) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole (a "Company Material Adverse Effect");

          (d) there shall have occurred (1) any general suspension of, or limitation on prices (other than suspensions or limitations triggered by price fluctuations on a trading day) for, trading in securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions, (4) a commencement of a war or armed hostilities or other national calamity directly involving the United States, and Parent shall have determined that there is a reasonable likelihood that such event may be of material adverse significance to it or the Company or (5) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a Company Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Company Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) the Company shall have entered into an Acquisition Agreement with any person with respect to a Takeover Proposal or shall have resolved to do so; or

          (h) the Company Board or any committee thereof shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended a Takeover Proposal, or shall have resolved to do so;

which, in the judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of, or payment for, Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition and (other than the Minimum Condition) may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and the Company Subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company Subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any Governmental Authority that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company Subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions, that adverse consequences might not result to the businesses of the Company, Parent or Purchaser, that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder" is approved by the Board of Directors of such corporation prior to such date. The Company Board has approved the Merger Agreement, the Offer, the Merger and the Stockholder Agreement and Section 203 is therefore inapplicable to the Offer, the Merger and the transactions contemplated by the Stockholder Agreement.

     A number of other states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp.
v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside of the state of enactment.

     The Company, directly or through the Company Subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 14.

     Pursuant to the Merger Agreement, the Company and the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement and the Company Proposals may be consummated as promptly as practicable upon the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by the Merger Agreement.

     Other Governmental or Foreign Approvals. The Company, directly or through the Company Subsidiaries, owns property in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, Governmental Authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. The Company has represented to Parent that no Consent of any Governmental Authority on the part of the Company or any of the Company Subsidiaries is required in connection with the execution, delivery or performance by the Company of the Merger Agreement or the performance by the Company of the transactions contemplated thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, (ii) filings with the Commission and the NASD, and (iii) filings under the HSR Act and the rules and regulations promulgated thereunder and similar foreign requirements.

     Antitrust. Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2. There may be similar antitrust requirements in other jurisdictions.

     On November 20, 1998, Parent filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the acquisition of Shares pursuant to the Merger Agreement and the Stockholder Agreement. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. The foregoing provisions also apply to the purchase of the Shares pursuant to the Option. See Section 2.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the FCO and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of Shares by Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month from the time of filing of such information with the FCO to advise the parties of its intention to investigate the Offer and the Merger, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. Merck KGaA intends to file promptly the required notification with the FCO and request early termination of the one-month waiting period. While Merck KGaA and Parent do not believe that there is any basis for the FCO to investigate the Offer and the Merger and Merck KGaA and Parent believe that early termination of the waiting period will be granted, there can be no assurance that the FCO will not investigate or oppose the transactions or that early termination of the waiting period will be granted. In addition, Parent may make additional filings or reports under the antitrust laws of other nations.

     Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 14 for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

16. FEES AND EXPENSES

     Bear, Stearns & Co. Inc. is acting as Dealer Manager in connection with the Offer and serving as financial advisor to Parent and Purchaser in connection with the acquisition of the Company. Parent has agreed, pursuant to an engagement letter dated September 21, 1998, to pay to Bear, Stearns & Co. Inc. an advisory fee of 1% of the consideration to be paid by Purchaser and Parent pursuant to the Offer and the Merger upon the consummation of the Offer and the Merger. Parent and Purchaser will also reimburse Bear, Stearns & Co. Inc. for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify Bear, Stearns & Co. Inc. for certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Parent and Purchaser have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all stockholders of the Company. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort Purchaser cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser, Parent and Merck KGaA have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 8 of this Offer to Purchase.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser, Parent or Merck KGaA not contained herein or in the Letter of Transmittal and if given or made, such information or representation must not be relied upon as having been authorized.

                                          EM ACQUISITION CORP.
                                          EM INDUSTRIES, INCORPORATED
                                          MERCK KGaA, DARMSTADT, GERMANY

November 25, 1998

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT AND MERCK KGAA AND GENERAL
            PARTNERS AND MEMBERS OF THE EXECUTIVE BOARD OF E. MERCK

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 7 Skyline Drive, Hawthorne, NY 10532. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. Stephen J. Kunst and Richard K. Hackett are citizens of the United States and Dieter Janssen is a citizen of Germany.

                                            PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
                                            OFFICES OR EMPLOYMENTS HELD
NAME AND BUSINESS ADDRESS                   DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Dieter Janssen............................  Director, President and Chief Executive Officer of Purchaser since
                                            November of 1998; Group Vice President and Chief Financial Officer of
                                            Parent since 1994; previously, 1994-1996, Divisional Manager of
                                            Purchasing and Controlling for MEPRO, an affiliate of Merck KGaA;
                                            Director of VWR Scientific Products Corp., 49.89% of the shares of which are owned by Merck KGaA ("VWR"); previously, 1988-1994, Chief
                                            Financial Officer of Merck S.A., Caracas, an affiliate of Merck KGaA.

Stephen J. Kunst..........................  Director, Vice President and Secretary of Purchaser since November of
                                            1998; Director of Parent; Group Vice President and General Counsel of
                                            Parent; previously, 1989-1995, Vice President, Administrative
                                            Services of Parent; Director, EM Laboratories, Incorporated, a wholly owned subsidiary of Parent ("EML"); Director of VWR.

Richard K. Hackett........................  Director, Vice President and Treasurer of Purchaser since November of
                                            1998; Vice President, Finance of Parent.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 7 Skyline Drive, Hawthorne, NY 10532. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States, except that Harald Schroder, Dieter Janssen, and Karin A. Maul are citizens of Germany and Thomas E. Colclough is a citizen of Canada.

                                            PRESENT PRINCIPAL OCCUPATION OR POSITIONS,
                                            EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS
                                            OFFICES OR EMPLOYMENTS HELD
NAME AND BUSINESS ADDRESS                   DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Dr. Harald Schroder ......................  Chairman, Board of Directors of Parent; Vice Chairman of the
Frankfurter Strasse 250                     Executive Board of E. Merck; Director, VWR.
D-64293 Darmstadt
Germany

Peter A. Wriede ..........................  Director of Parent; President and Chief Executive Officer, since
                                            April, 1998; Regional Manager, North America, of Merck KGaA
                                            previously, 1994-1998, Director and General Manager of the Pigments &
                                            Cosmetics Division of Merck KGaA; previously, 1987-1994, Group Vice
                                            President in charge of the Specialty Chemicals Division of Parent;
                                            Director of Dey, Inc., an indirect subsidiary of Merck KGaA; Director of EML.

                                            PRESENT PRINCIPAL OCCUPATION OR POSITIONS,
                                            EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS
                                            OFFICES OR EMPLOYMENTS HELD
NAME AND BUSINESS ADDRESS                   DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Stephen J. Kunst .........................  See Part 1 of this Schedule I.

Thomas E. Colclough ......................  Director of Parent; Group Vice President, EM Science Division; President,
EM Science                                  BDH Inc., an affiliate of Merck KGaA. ("BDH")
480 Democrat Road
Gibbstown, NJ 08027

Charles A. Rice ..........................  Director of Parent; President, Dey Laboratories, Inc.
Dey Laboratories, Inc.
2751 Napa Valley Corporate Drive
Napa, CA 94558

Dieter Janssen ...........................  See Part 1 of this Schedule I.

Stephen D. Feiman.........................  Group Vice President, Chemicals and Pigments Division.

Karin A. Maul ............................  Group Vice President, Health and Human Nutrition Division since
                                            August, 1998; previously, 1996-1998, Marketing Manager, Fine
                                            Chemicals and Laboratory Supply, Merck KGaA; previously, 1994-1996,
                                            Business Development Manager, Specialty and Fine Chemicals Division,
                                            Merck KGaA.

Richard K. Hackett .......................  See Part 1 of this Schedule I.

Clifford A. Pettinelli ...................  Director, Human Resources.

John Vecchione ...........................  Director, Information Services since 1997; 1996-1997, Vice President,
                                            MIS of Pavion Limited; previously, 1995-1996, self-employed MIS consultant; previously 1984-1995, Vice President, MIS of Dawson Home
                                            Fashions.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF MERCK KGAA AND E. MERCK. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Merck KGaA and each general partner of E. Merck (other than positions with the same organization, or comparable positions with multiple related organizations) and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is Frankfurter Strasse 250, D-64293 Darmstadt, Germany. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Merck KGaA. All directors and executive officers listed below are citizens of Germany.

                                            PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
                                            OFFICES OR EMPLOYMENT HELD
NAME AND BUSINESS ADDRESS                   DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
MERCK KGAA
Dr. Heinrich Hornef.......................  Chairman, Supervisory Board (Aufsichtsrat); Member of partners council of SAP, Walldorf, a computer industry/software company, of
                                            Neurottstrasse 16.69190 Germany and of Friatec AG, a machine building/engineering company, of Steinzeugstrasse 50, 68229 Mannheim,
                                            Germany.

Flavio Battisti...........................  Vice Chairman, Supervisory Board (Aufsichtsrat).

Michael Fletterich........................  Supervisory Board Member (Aufsichtsrat) since October, 1998;
                                            previously, member of works council of Merck KGaA.

Jon Baumhauer.............................  Supervisory Board Member (Aufsichtsrat); Chief Executive Officer,
                                            Matthias Kraus KG, a beverage manufacturer, of Mariastrasse 14, 80639
                                            Munchen, Germany.

                                            PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
                                            OFFICES OR EMPLOYMENT HELD
NAME AND BUSINESS ADDRESS                   DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Klaus Brauer..............................  Supervisory Board Member (Aufsichtsrat); Member of partners council of Peguform-Werke GmbH, a plastics industry company, of
                                            Schlossmattenstrasse 18, 79268 Botzingen, Germany.

Prof. Dr. Christoph Clemm.................  Supervisory Board Member (Aufsichtsrat).

Dr. Michael Kasper........................  Supervisory Board Member (Aufsichtsrat).

Brigitte Niems............................  Supervisory Board Member (Aufsichtsrat).

Dr. Arend Oetker..........................  Supervisory Board Member (Aufsichtsrat); Member of partners councils of Cognos AG, an education/counselling company, of Kielortallee 1,
                                            20144 Hamburg, Germany, Jungheinrich AG, a
                                            warehousing/transport/service company of Freidrich-Ebert-Damm 129,
                                            22047 Hamburg, Germany, VAW Aluminium AG, an aluminum manufacturer, of Georg-von-Boeselager-Strasse 25, 53117 Bonn, Germany.

Hans Schonhals............................  Supervisory Board Member (Aufsichtsrat); Member of partners councils of Pirelli Deutschland AG, a tyre-industry business, of 64741
                                            Breuberg Germany, Rohm GmbH, a plastic-industry/chemistry company, of
                                            Kirschenallee, 64293 Darmstadt, Germany.

Dr. Gerhard Ziener........................  Supervisory Board Member (Aufsichtsrat); Member of advisory boards of
                                            Benckiser Holding GmbH, a machine-building company, of
                                            Ludwig-Bertram-Strasse 8, 67059 Ludwigshafen, Germany and Dohler
                                            GmbH, a good stuffs company, of Riedstrasse 9, 64295 Darmstadt,
                                            Germany.

Peter Zuhlsdorff..........................  Supervisory Board Member (Aufsichtsrat); Member of partners councils of Deutz AG, a vehicle engineering company, of Muhlheimer Strasse
                                            107, 51063 Koln, Germany, GFK AG, an opinion research company, of
                                            Nordwestring 101, 90419 Nurnberg, Germany, and Deutsche
                                            Hypothekenbank AG, a banking company, of Taunusanlage 9, 60329
                                            Frankfurt, Germany.

Dr. Walter Bardorff.......................  Director (Direktor).

Prof. Dr. Gerd Bauer......................  Director (Direktor).

Dr. Michael Becker........................  Director (Direktor) since October 1998; previously, Director of BASF
                                            AG, Ludwigshafen, Germany.

Dr. Klaus Bofinger........................  Director (Direktor).

Rolf Peter Deutsch........................  Director (Direktor).

Dr. Manfred Engelhardt....................  Director (Direktor).

Prof. Dr. Christian Flamig................  Director (Direktor).

Walter Galinat............................  Director (Direktor).

Dr. Hartmut Hartner.......................  Director (Direktor).

Dr. Ullrich Hanstein......................  Director (Direktor).

Dr. Ingeborg Lues.........................  Director (Direktor).

Prof. Dr. Hans-Eckart Radunz..............  Director (Direktor).

Dr. Bernd Reckmann........................  Director (Direktor); General Manager, Scientific Laboratory Products,
                                            since April 1998; previously, 1997 to April 1998, General Manager,
                                            Environmental and Bioanalysis, Laboratory Products Division; 1994 to
                                            1996, Director of Marketing and Sales, Diagnostic Products Division;
                                            previously, Director of Marketing and Sales, Immuno Diagnostic
                                            Products, Diagnostic Products Division.

Prof. Dr. Erhard Schnurr..................  Director (Direktor).

                                            PRESENT PRINCIPAL OCCUPATION OR
                                            EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
                                            OFFICES OR EMPLOYMENT HELD
NAME AND BUSINESS ADDRESS                   DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Joachim Szebel............................  Director (Direktor).

Jurgen Schupp.............................  Director (Direktor).

Gerardo Uflerbaumer.......................  Director (Direktor).

Dr. Gregor Wehner.........................  Director (Direktor).

Ernst-Jorg Zehelein.......................  Director (Direktor).

Walter Zywoftek...........................  Director (Direktor).

York Bernau...............................  Departmental Director (Abteilungsdirektor).

Rudolf Bracher............................  Departmental Director (Abteilungsdirektor).

Klaus-Peter Brandis.......................  Departmental Director (Abteilungsdirektor).

Dr. Rolf Fohring..........................  Departmental Director (Abteilungsdirektor).

Dr. Jurgen Gehlhaus.......................  Departmental Director (Abteilungsdirektor).

Winfried Muller...........................  Departmental Director (Abteilungsdirektor).

Gerd Reinhardt............................  Departmental Director (Abteilungsdirektor).

Friedrich Schmitt.........................  Departmental Director (Abteilungsdirektor).

Gerhard Weber.............................  Departmental Director (Abteilungsdirektor).

E. MERCK
Prof. Dr. Hans Joachim Langmann...........  Executive Board Member (Geschaftsleitung), E. Merck; general partner,
                                            E. Merck.

Wolfgang Honn.............................  Executive Board Member (Geschaftsleitung), E. Merck; general partner,
                                            E. Merck; Director of VWR.

Dr. Michael Romer.........................  Executive Board Member (Geschaftsleitung), E. Merck; general partner,
                                            E. Merck.

Prof. Dr. Bernhard Scheuble...............  Executive Board Member (Geschaftsleitung), E. Merck; general partner,
                                            E. Merck.

Prof. Dr. Thomas Schreckenbach............  Executive Board Member (Geschaftsleitung), E. Merck; general partner,
                                            E. Merck.

Dr. Harald J. Schroder....................  Executive Board Member (Geschaftsleitung), E. Merck; general partner,
                                            E. Merck; see also Part 2 of this Schedule I.

Dr. Johannes Sombroek.....................  Executive Board Member (Geschaftsleitung), E. Merck; general partner,
                                            E. Merck.

Peter Merck...............................  General partner, E. Merck.

Jon Baumhauer.............................  Chairman, Partners Council E. Merck; see also above under Merck KGaA.

Dr. Heinrich Hornef.......................  Partners Council Member, E. Merck.

Karl-Heinrich Kraft.......................  Partners Council Member, E. Merck.

Albrecht Merck............................  Partners Council Member, E. Merck.

Dr. Arend Oetker..........................  Partners Council Member, E. Merck.

Dr. Frank Stangenberg-Haverkamp...........  Partners Council Member, E. Merck.

Peter Zuhlsdorff..........................  Partners Council Member, E. Merck.

Prof. Dr. Christoph Clemm.................  Partners Council Member, E. Merck; see also above under Merck KGaA.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

              By Mail:                              By Hand:                       By Overnight Delivery:
      ChaseMellon Shareholder               ChaseMellon Shareholder               ChaseMellon Shareholder
         Services, L.L.C.                      Services, L.L.C.                      Services, L.L.C.
        Post Office Box 3301                120 Broadway--13th Floor                 85 Challenger Road
     South Hackensack, NJ 07606                New York, NY 10271                Ridgefield Park, NJ 07660
  Attn: Reorganization Department       Attn: Reorganization Department     Mail drop: Reorganization Department
   (registered or certified mail
            recommended)

                                           By Facsimile Transmission:
                                                 (201) 296-4293
                                             Confirm by Telephone:
                                                 (201) 296-4860

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                        Banks and Brokers call collect:
                                 (212) 269-5550
                           All others call toll free:
                                 (800) 290-6432

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                                Call toll free:
                                 (877) 478-9530